Evergreen International Aviation, Inc. Announces Extension of its Tender Offer for its 12% Senior Second Secured Notes Due 2010 and Announces Quarterly Conference Call

McMinnville, OR.--(BUSINESS WIRE)—October 6, 2006
Evergreen International Aviation, Inc., an Oregon corporation (“Evergreen”), announced today that its pending offer to purchase any and all of its outstanding 12% Senior Second Secured Notes Due 2010 (CUSIP No. 30024DAF7) (the "Notes") previously scheduled to expire at 5:00 p.m., New York City time, on October 6, 2006, has been extended until 5:00 p.m., New York City time, on October 16, 2006, unless otherwise extended or earlier terminated. Except for the above change, all terms and conditions of the tender offer are unchanged and remain in full force and effect.

Holders of approximately 97.94% of the outstanding principal amount of the Notes have tendered and consented to the proposed amendments to the indenture governing the Notes. Subject to the satisfaction or waiver of the remaining conditions (including the consummation of a new Senior Secured Credit Facility by Evergreen) set forth in the Offer to Purchase and Consent Solicitation Statement dated July 20, 2006, Evergreen currently intends to accept the entire amount of Notes tendered pursuant to the tender offer and consent solicitation.

Credit Suisse Securities (USA) LLC is serving as the exclusive Dealer Manager and Solicitation Agent for the tender offer and consent solicitation. Questions regarding the terms of the tender offer or consent solicitation should be directed to Credit Suisse Securities (USA) LLC Attn: Liability Management Group at (212) 325-7596 or (800) 820-1653. The Tender Agent and Information Agent is D.F. King & Co., Inc. Any questions or requests for assistance or additional copies of documents may be directed to the Information Agent toll free at (800) 290-6426 (bankers and brokers call collect at (212) 269-5550).

Evergreen Holdings, Inc., Evergreen’s parent company, also announced today that it will hold a conference call to discuss the results of its second fiscal quarter of 2007 ended August 31, 2006 at 7:00 a.m. Pacific Time on Wednesday, October 11, 2006. To listen to or participate in the call, dial in at least fifteen minutes prior to the start of the call at 1-888-989-5214, pass code EVERGREEN. Evergreen Holdings, Inc. plans to issue a press release regarding its second fiscal quarter of 2007 on Tuesday, October 10, 2006.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any securities nor a solicitation of consents with respect to any securities. The tender offer and consent solicitation is being made only by reference to the Offer to Purchase and Consent Solicitation Statement dated July 20, 2006.

About Evergreen

Evergreen International Aviation, Inc. is a portfolio of five diverse aviation companies headquartered in McMinnville, Oregon. With international operating authority and a network of global offices and affiliates, Evergreen consists of an international cargo airline that owns and operates a fleet of Boeing 747s, an unlimited aircraft maintenance, repair, and overhaul facility, a full-service helicopter company, an aircraft ground handling company, and an aircraft sales and leasing company. In addition to these endeavors, Evergreen owns and operates Evergreen Agricultural Enterprises and is headquartered near the not-for-profit Evergreen Aviation Museum, home of the Spruce Goose.

Forward Looking Information

Certain information included in this press release may be considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. There are important factors that could cause our actual results to differ materially from the results discussed or implied in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties include the following: our reliance on a few customers, particularly the U.S. Air Force Air Mobility Command and the U.S. Postal Service, with whom we currently have contracts to provide services that generate a large portion of our revenue; our future compliance with the terms of our debt agreements and other material contracts; weakness in our internal controls; general conditions in the aviation industry, including competition and demand for air cargo services; our ability to adequately maintain our fleet; the effect of government laws and regulations, particularly those relating to aviation and transportation; the effect of national, international and regional political and economic conditions and fluctuations in currency rates; risks related to our operations in dangerous locations and the hazardous cargo we carry; risks related to war, terrorist attacks, expropriation of our property and hostilities directed at U.S. companies abroad; our dependence on certain key personnel; our ability to maintain adequate insurance coverage at favorable prices; and fluctuations in the cost of fuel.

If one or more of the assumptions underlying our forward-looking statements proves incorrect, then Evergreen's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this press release. Therefore, we caution you not to place undue reliance on our forward-looking statements. We disclaim any obligation, and make no promise, to update risk factors or forward-looking statements or to publicly announce the results of any revision to forward-looking statements, whether as a result of changes in underlying factors, to reflect new information, as a result of the occurrence of events or developments or otherwise.

Contact: John A. Irwin
Evergreen International Aviation, Inc.
Tel: 503.472.9361
Toll Free: 800.472.9361
john.irwin@evergreenaviation.com